Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Robert R. Foley
Chief Operating Officer
(212) 297-1000

Gramercy Capital Corp. Announces New Director

NEW YORK, NY - June 19, 2009 - Gramercy Capital Corp. (NYSE: GKK) today announced that at the Company’s annual meeting of stockholders held on June 18, 2009, Allan J. Baum and Roger M. Cozzi were elected as Class II directors of the Company to serve until the Company’s 2012 annual meeting of stockholders.  Mr. Baum was re-elected as a Class II director and has served as a director of the Company since August 2004.  Mr. Cozzi is the Company’s Chief Executive Officer, but has not previously served as a director of the Company.

The Company also announced that Stephen L. Green’s term as a director of the Company ended immediately following the conclusion of the Company’s annual meeting of stockholders.  Mr. Green, previously a Class II director of the Company, did not stand for re-election at the annual meeting.  Mr. Green had served as a director of the Company since August 2004.

Chief Executive Officer, Roger M. Cozzi, stated: “On behalf of Gramercy Capital Corp., I would like to thank Steve Green for his service as a director and many contributions to Gramercy Capital Corp. since the Company’s inception in 2004.”

Company Profile
Gramercy Capital Corp. is a self-managed integrated commercial real estate finance and property investment company whose Gramercy Finance division focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate securities, and whose Gramercy Realty division targets commercial properties leased primarily to financial institutions and affiliated users throughout the United States. Gramercy is headquartered in New York City, and has regional investment and portfolio management offices in Jenkintown, Pennsylvania, and Charlotte, North Carolina.

To review Gramercy’s latest news releases and other corporate documents, please visit Gramercy’s website at www.gkk.com or contact Investor Relations at 212-297-1000.

Forward-looking Information
This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the success or failure of our efforts to implement our current business strategy, the strength of the commercial finance and real estate property markets, and the banking industry specifically, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital and credit market conditions, bankruptcies and defaults of borrowers or tenants in our properties or properties securing the Company’s debt investments, the Company’s ability to operate as an internally-managed company, difficulties encountered in integrating the Company’s former external manager into the Company, the resolution of the Company’s non-performing and sub-performing assets, compliance with financial covenants, maintenance of liquidity needs, management changes, compliance with over-collateralization and interest coverage tests in the Company’s CDOs, and other factors including those listed in the Company’s Annual Report on Form 10-K and in the Company’s Quarterly Reports on Form 10-Q, which are beyond the Company’s control. The Company undertakes no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.